AMENDED AND RESTATED GUARANTY AND CREDIT AGREEMENT

dated February 15, 2013

among

IMTT-FINCO, LLC, INTERNATIONAL-MATEX TANK TERMINALS, IMTT-BAYONNE, IMTT-VIRGINIA, IMTT-GRETNA, IMTT-BC, IMTT-PIPELINE, IMTT-BX, IMTT-RICHMOND-CA, IMTT-ILLINOIS, IMTT-PETROLEUM MANAGEMENT, IMTT-GEISMAR, OIL MOP, L.L.C., ST. ROSE NURSERY, INC., EAST JERSEY RAILROAD AND TERMINAL COMPANY, BAYONNE INDUSTRIES, INC.,

IMTT-QUEBEC INC. AND IMTT-NTL, LTD.,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

BRANCH BANKING AND TRUST COMPANY,

as Administrative Agent

BB&T CAPITAL MARKETS,

as Lead Arranger and Sole Book Manager

i

ii

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Schedules

Schedule I	-	Bond Purchase Commitments
Schedule 6.5	-	Environmental Matters
Schedule 6.14	-	Subsidiaries
Schedule 9.1	-	Outstanding Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.4	-	Existing Investments

Exhibits

Exhibit 2.8		Form of Lender Joinder Agreement
Exhibit 7.1(c)	-	Form of Compliance Certificate
Exhibit 13.4	-	Form of Assignment and Acceptance

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AMENDED AND RESTATED GUARANTY AND CREDIT AGREEMENT

This AMENDED AND RESTAED GUARANTY AND CREDIT AGREEMENT (this “Agreement”) is made and entered into as of February 15, 2013, by and among IMTT-FINCO, LLC, a Delaware limited liability company (“IMTT-Finco” or “Borrower”); INTERNATIONAL-MATEX TANK TERMINALS, a Delaware general partnership, IMTT-BAYONNE, a Delaware general partnership, IMTT-VIRGINIA, a Delaware general partnership, IMTT-GRETNA, a Delaware general partnership, IMTT-BC, a Delaware general partnership, IMTT-PIPELINE, a Delaware general partnership, IMTT-BX, a Delaware general partnership, IMTT-RICHMOND-CA, a Delaware general partnership, IMTT-ILLINOIS, a Delaware general partnership, IMTT-PETROLEUM MANAGEMENT, a Delaware general partnership, IMTT-GEISMAR, a Delaware general partnership, OIL MOP, L.L.C., a Louisiana limited liability company, ST. ROSE NURSERY, INC., a Louisiana corporation, EAST JERSEY RAILROAD AND TERMINAL COMPANY, a New Jersey corporation, BAYONNE INDUSTRIES, INC., a New Jersey corporation (collectively, the “Guarantors”); IMTT-QUEBEC INC., a Canadian corporation (“IMTT-Quebec”), IMTT-NTL, LTD, a Canadian corporation (“IMTT-NTL” and together with IMTT-Quebec, collectively, the “Canadian Borrowers”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

WITNESSETH:

WHEREAS, various agencies or instrumentalities of the State of Louisiana may from time to time issue Gulf Opportunity Zone Revenue Bonds (“GO Zone Bonds”) for the benefit of IMTT-Finco and its affiliates pursuant to indentures of trust;

WHEREAS, the proceeds of such GO Zone Bonds have been loaned by the issuers of such GO Zone Bonds to IMTT-Finco pursuant to various loan agreements to be entered into in connection with the issuance of such GO Zone Bonds;

WHEREAS, two separate series of GO Zone Bonds in the aggregate principal amount of $190,000,000 were issued on behalf of the Loan Parties pursuant to certain Indentures (as hereinafter defined) and such GO Zone Bonds were purchased by certain of the Lenders pursuant to Bond Purchase Agreements (as hereinafter defined);

WHEREAS, as an inducement to such Lenders to purchase such GO Zone Bonds, the Guarantors guaranteed IMTT-Finco’s obligations under the Loan Agreements (as hereinafter defined) pursuant to a Guaranty and Credit Agreement dated as of November 1, 2010 among the Borrower, the Guarantors, the Lenders identified therein and the Administrative Agent (the “Existing Bond Guaranty and Credit Agreement”);

WHEREAS, the Loan Parties (as hereinafter defined) have requested certain amendments to the Existing Bond Guaranty and Credit Agreement, the Bonds, the Loan Agreements and the Indentures, including (a) the extension of the Purchase Date (as hereinafter defined) of the Bonds, (b) an adjustment to the interest rate applicable to the Bonds and (c) certain other changes to the terms and covenants set forth therein to conform with the changes being made to the Existing Credit Agreement (as hereinafter defined);

WHEREAS, U.S. Bank, National Association has agreed to sell $7,727,709.86 of its Bonds to the Borrower, $11,710,591.48 of its Bonds to DNB Bank ASA (previously DnB Nor Bank ASA), $5,857,246.65 of its Bonds to First Tennessee Bank National Association and $2,138,174.47 of its Bonds to Regions Bank on the Restatement Date (as hereinafter defined);

WHEREAS, subject to the terms and conditions hereof, the requisite Lenders are willing to agree to such amendments, and the parties hereto have agreed to effect the amendments, extension of the Purchase Date, the interest rate adjustments, the redemption of Bonds, the purchase of Bonds and the other transactions described above (collectively, the “Restructure”) through an amendment and restatement of the Existing Bond Guaranty and Credit Agreement, amendments to the Indentures, amendments to the Loan Agreements and amendments to the Bonds;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Loan Parties, the Lenders and the Administrative Agent agree as follows:

ARTICLE I.

DEFINITIONS; CONSTRUCTION

Section 1.1           Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Bonds” means any Bonds issued after the Restatement Date.

“Administrative Agent” shall have the meaning set forth in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto. For the avoidance of doubt, with respect to Macquarie Terminal Holdings LLC, the term Affiliate shall mean only Macquarie Infrastructure Company LLC and its direct and indirect Subsidiaries.

“Affiliated Lender” means the Borrower.

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“Agreement” shall have the meaning set forth in the opening paragraph hereof.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Guarantor Representative as the office in which the Bonds held by such Lender are to be maintained.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.4(b)) and accepted by the Administrative Agent in connection with the assignment of Bonds by a Lender in compliance with the assignment and transfer provisions set forth in the applicable Indenture, in the form of Exhibit 13.4 attached hereto or any other form approved by the Administrative Agent.

“Avoidance Provision” shall have the meaning set forth in Section 3.11 hereof.

“Bankruptcy Code” shall mean any of the United States Bankruptcy Code of 1978 (11 U.S.C. § 101 et seq.), as amended and in effect from time to time.

“Bond Purchase Agreement” shall mean a Bond Purchase Agreement entered into from time to time by an Issuer, IMTT-Finco, the Lenders purchasing Bonds thereunder and certain other parties thereto pursuant to which such Lenders agree to purchase Bonds in the respective amounts indicated therein, and references to “Bond Purchase Agreements” means each Bond Purchase Agreement, collectively.

“Bond Purchase Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule I in the column labeled “Amount of Commitment for Purchase of Bonds” and “Bond Purchase Commitments” shall mean the aggregate Bond Purchase Commitments of all of the Lenders.

“Bonds” shall mean a series of GO Zone Bonds issued pursuant to an Indenture and purchased by one or more Lenders, and references to “Bonds” also means each series of Bonds, collectively, as the context may require. For purposes hereof, “Bonds” shall exclude GO-Zone Bonds supported by a GO-Zone Letter of Credit issued under the Existing Credit Agreement.

“Borrower” shall have the meaning set forth in the opening paragraph hereof.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities.

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“Canadian Borrowers” shall have the meaning set forth in the opening paragraph.

“Canadian Dollar Equivalent” shall mean, on any date, (i) with respect to any amount denominated in Canadian Dollars, such amount and (ii) with respect to any amount denominated in US Dollars, the amount of Canadian Dollars that would be required to purchase the amount of such US Dollars on such date based upon the Exchange Rate as of the applicable date of determination.

“Change in Control” shall mean any event the result of which would be that (i) IMTT Holdings shall fail to own, and hold all voting rights with respect to, directly or indirectly, all of the outstanding Equity Interests (including without limitation both general and limited partnership interests and limited liability company membership interests) of the Existing Credit Agreement Borrowers (other than IMTT-Quebec) and the Guarantors (including any Guarantors formed after the Closing Date), (ii) IMTT Holdings shall fail to own, and hold all voting rights with respect to, directly or indirectly, at least 66 2/3% of the outstanding Equity Interests of IMTT-Quebec, or (iii) (x) the Current Shareholder Group shall fail to own, and hold all voting rights with respect to, 50% of the outstanding Equity Interests in IMTT Holdings, or (y) the Macquarie Group or any part thereof shall fail to own, and hold all voting rights with respect to, 50% of the outstanding Equity Interests in IMTT Holdings (in each case on a fully diluted basis in accordance with GAAP).

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean November 16, 2010.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Combined Acquisition EBITDA Adjustments” shall mean, for the Loan Parties for any period, Combined EBITDA for such period attributable to any other Person that is acquired by, and itself becomes, a Loan Party, or all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person acquired by a Loan Party, in each case during such period for a purchase price of at least $15,000,000 (as reasonably diligenced by the Loan Parties).

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“Combined EBITDA” shall mean, for the Loan Parties for any period, an amount equal to the sum of (i) Combined Net Income for such period plus (ii) to the extent deducted in determining Combined Net Income for such period, (A) Combined Interest Expense, (B) income tax expense determined on a combined basis in accordance with GAAP, (C) depreciation and amortization determined on a combined basis in accordance with GAAP, and (D) all other non-cash charges (excluding writeoffs and reserves for bad debt and accounts receivable), determined on a combined basis in accordance with GAAP, in each case for such period. Notwithstanding anything contained herein to the contrary, all interest income, rental income, interest expense and rental expense related to Intercompany Taxable Bonds and Intercompany Taxable Bond Obligations shall be excluded for purposes of calculating Combined EBITDA for all purposes of this Agreement.

“Combined Interest Expense” shall mean, for the Loan Parties for any period determined on a combined basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period). Notwithstanding anything contained herein to the contrary, all interest income, rental income, interest expense and rental expense related to Intercompany Taxable Bonds and Intercompany Taxable Bond Obligations shall be excluded for purposes of calculating Combined Interest Expense for all purposes of this Agreement.

“Combined Material Project EBITDA Adjustments” shall mean, with respect to each Material Project:

(i)          prior to the Commercial Operation Date of a Material Project (but including the Fiscal Quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of the amount approved by the Administrative Agent of the Existing Credit Agreement under the Existing Credit Agreement as the projected Combined EBITDA for any period attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by the Administrative Agent of the Existing Credit Agreement for such purposes), which may, at the option of the Existing Credit Agreement Borrowers, be added to actual Combined EBITDA for any period for the Fiscal Quarter in which construction of such Material Project commences and for each Fiscal Quarter thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial Operation Date occurs, but net of any actual Combined EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

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(ii)         beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Fiscal Quarters, an amount to be approved by the Administrative Agent of the Existing Credit Agreement as the projected Combined EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (i) above) for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, which may, at the Existing Credit Agreement Borrowers option, be added to actual Combined EBITDA for such Fiscal Quarters.

Notwithstanding the foregoing:

(x)          no such additions shall be allowed with respect to any Material Project unless (a) the Guarantor Representative shall have delivered to the Administrative Agent of the Existing Credit Agreement written pro forma projections of Combined EBITDA for any period attributable to such Material Project, and (b) the Administrative Agent of the Existing Credit Agreement shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent of the Existing Credit Agreement may reasonably request, all in form and substance satisfactory to the Administrative Agent of the Existing Credit Agreement; and

(y)          the aggregate amount of all Combined Material Project EBITDA Adjustments during any period shall be limited to 20% of the total Combined EBITDA for such period.

“Combined Net Income” shall mean, for any period, the net income (or loss) of the Loan Parties for such period determined on a combined basis in accordance with GAAP, excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses in accordance with GAAP, (ii) any gains attributable to write-ups of assets, (iii) any income (or loss) of any Person accrued prior to the date it becomes a Loan Party or is merged into or combined with any Loan Party on the date that such Person’s assets are acquired by any Loan Party (except as provided in clause (y) below) and (iv) any equity interest of the Loan Parties in the unremitted earnings of any Person that is not a Loan Party, but including without limitation (x) all cash dividends, distributions, interest and fees actually received by the Loan Parties from Persons (other than Loan Parties, but including Unrestricted Subsidiaries) where the investments therein are accounted for using the equity method and (y) the net income (or loss) of any Person that was an Unrestricted Subsidiary on the first day of such period and becomes a Loan Party during such period. Notwithstanding anything contained herein to the contrary, all interest income, rental income, interest expense and rental expense related to Intercompany Taxable Bonds and Intercompany Taxable Bond Obligations shall be excluded for purposes of calculating Combined Net Income for all purposes of this Agreement.

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“Combined Total Funded Debt” shall mean, as of any date, (i) all Indebtedness of the Loan Parties measured on a combined basis as of such date, including without limitation the Bonds, but excluding (x) Indebtedness of the type described in subsection (xi) of the definition thereto, (y) Indebtedness that is fully non-recourse to the Loan Parties and (z) Intercompany Taxable Bond Obligations, less (ii) cash or cash equivalents (x) held in escrow to secure any GO-Zone Bonds and (y) the lesser of (A) $50,000,000 or (B) the amount by which the average cash maintained in an investment account with Branch Banking and Trust Company or an affiliate thereof over the immediately preceding 90 days exceeds $2,500,000, but in any event excluding any cash collateral securing Letters of Credit.

“Commercial Operation Date” shall mean the date on which a Material Project is substantially complete and commercially operable.

“Compliance Certificate” shall mean a certificate from the principal financial officer or treasurer of each Existing Credit Agreement Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 7.1(c).

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Current Shareholder Group” shall mean any or all of the following: James J. Coleman, Jr., Thomas B. Coleman, Peter D. Coleman, Dian Coleman Winingder, the siblings, spouses, ascendants and descendants of the foregoing, all trusts established for the benefit of the foregoing, or other legal entities that are 100% owned and controlled by any of the foregoing or by Richard B. Jurisich, Jr.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in the Indentures.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” shall mean, for any Person, any non-redeemable capital stock, partnership interests, limited liability company interests or other equity interest of such Person, whether common or preferred, and of any class.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Loan Parties, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30- day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by any Existing Credit Agreement Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by any Existing Credit Agreement Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by any Existing Credit Agreement Borrower or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by any Existing Credit Agreement Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Existing Credit Agreement Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning set forth in Article X.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligations, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, (iii) is attributable to such Foreign Lender’s failure to comply with Section 4.4(e) and (iv) are imposed as a result of a failure by such Lender to satisfy the conditions for avoiding withholding under FATCA.

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“Existing Bond Guaranty and Credit Agreement” has the meaning set forth in the fourth WHEREAS clause of the WITNESSETH section hereof.

“Existing Credit Agreement” shall mean the Revolving Credit Agreement, dated as of February 15, 2013, among International-Matex Tank Terminals, IMTT-Bayonne, IMTT-Quebec Inc. and IMTT-NTL, LTD, SunTrust Bank, as administrative agent and swingline lender, the US issuing banks from time to time party thereto, and Royal Bank of Canada, as Canadian funding agent for the Canadian lenders and as Canadian issuing bank, as the same may be amended, supplemented and restated from time to time in accordance with its terms.

“Existing Credit Agreement Borrowers” shall mean collectively, International-Matex Tank Terminals, IMTT-Bayonne, IMTT-Quebec Inc. and IMTT-NTL.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (known as the Foreign Account Tax Compliance Act), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Fee Letter” shall mean that certain fee letter, dated as of January 9, 2013, executed by BB&T Capital Markets and Branch Banking and Trust Company and accepted by IMTT.

“Fiscal Quarter” shall mean any fiscal quarter of the Existing Credit Agreement Borrowers.

“Fiscal Year” shall mean any fiscal year of the Existing Credit Agreement Borrowers.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“GO-Zone Bonds” shall mean all Gulf Opportunity Zone bonds issued by a Governmental Authority and supported by a Letter of Credit issued under the Existing Credit Agreement, to finance a facility owned or leased by any Loan Party pursuant to the Gulf Opportunity Zone Act of 2005.

“GO-Zone Bond Obligations” shall mean the lease or reimbursement obligations of any Loan Party owed to any Governmental Authority that has issued GO-Zone Bonds or to any financial institution that has provided letter of credit support for such GO-Zone Bonds.

“GO-Zone Letter of Credit” shall mean a Letter of Credit issued to support the payment of GO-Zone Bonds.

“Governmental Authority” shall mean the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any municipality, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 3.1 hereof.

“Guarantor Representative” shall mean IMTT.

“Guarantors” shall have the meaning set forth in the opening paragraph and any other party that becomes a Guarantor for purposes of this Agreement.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

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“Hedging Transaction” of any Person shall mean (i) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“IMTT” shall mean International-Matex Tank Terminals, a Delaware general partnership.

“IMTT Holdings” shall mean IMTT Holdings Inc., a Delaware corporation.

“IMTT-NTL” shall mean IMTT-NTL, Ltd., a Canadian corporation.

“IMTT-Quebec” shall mean IMTT-Quebec Inc., a Canadian corporation.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 10.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit (except letters of credit that support Indebtedness described in clauses (i) to (v) of this definition), acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above (without duplication of such Indebtedness), (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) any Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 13.3(c).

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“Indenture” shall mean, with respect to any series of Bonds, an Indenture of Trust, and any amendments or supplements thereto, between an Issuer and a Trustee under which such Bonds are issued, and references to “Indentures” shall mean each Indenture, collectively.

“Information Memorandum” shall mean the Confidential Information Memorandum dated October 13, 2010 relating to the Loan Parties and the transactions contemplated by this Agreement and the other Loan Documents.

“Intercompany Taxable Bond Obligations” shall mean the lease or loan obligations of any Loan Party owed to any Governmental Authority that has issued Intercompany Taxable Bonds, to the extent that all of the Intercompany Taxable Bonds are owned beneficially and of record by any of the Loan Parties.

“Intercompany Taxable Bonds” shall mean bonds issued by any Governmental Authority, the proceeds of which are applied to finance the purchase or development of any property that is owned by, or leased to, a Loan Party from time to time, so long as such bonds are owned beneficially and of record by the Loan Parties and are for the purpose of obtaining ad valorem property tax exemptions and the amounts payable to the Loan Parties in respect thereof along with the timing of such payments are in all material respects commensurate with the amounts payable to such Governmental Authority and the timing thereof.

“Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) Combined EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date, to (ii) Combined Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Investments” shall have the meaning set forth in Section 9.4.

“Investor Letters” shall mean the Investor Letters delivered by each Lender in connection with the purchase of Bonds.

“Issuer” shall mean the applicable agency or instrumentality of the state of Louisiana, any parish or any subdivision thereof which, from time to time, issues Bonds for the benefit of the Loan Parties which are purchased by one or more Lenders hereunder, and references to “Issuers” shall mean each Issuer, collectively.

“Lead Arranger” shall mean BB&T Capital Markets.

“Lender Joinder Agreement” shall mean a joinder agreement, substantially in the form of Exhibit 2.8, executed and delivered in accordance with the provisions of Section 2.8.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include each Lender’s successors and assigns.

“Letters of Credit” has the meaning set forth in the Existing Credit Agreement.

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“Leverage Ratio” shall mean, as of any date, the ratio of (i) Combined Total Funded Debt as of such date to (ii) the sum of (A) Combined EBITDA, plus (B) any Combined Material Project EBITDA Adjustments, plus (C) any Combined Acquisition EBITDA Adjustments, in each case for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Lien” shall mean any mortgage, pledge, security interest, hypothec, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). A negative pledge is not a Lien.

“Loan Agreement” shall mean, with respect to any series of Bonds, a Loan Agreement and any amendments or supplements thereto between an Issuer and IMTT-Finco under which the proceeds of such Bonds are loaned to IMTT-Finco, and references to “Loan Agreements” shall mean each Loan Agreement, collectively.

“Loan Documents” shall mean, collectively, this Agreement, the Lender Joinder Agreements, the Bonds, the Indentures, the Loan Agreements, the Bond Purchase Agreements, the Fee Letter, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean IMTT-Finco, the Guarantors and the Canadian Borrowers. For purposes of clarity, Unrestricted Subsidiaries shall not be Loan Parties.

“Macquarie Group” shall mean Macquarie Terminal Holdings LLC, a Delaware limited liability company, and any affiliate thereof.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties taken as a whole to perform their respective obligations under any of the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Bonds) and Hedging Obligations of any Loan Party, individually or in an aggregate principal amount exceeding $10,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Project” shall mean the construction or expansion of any capital project of the Loan Parties, the aggregate capital cost of which exceeds $10,000,000.

“Maximum Rate” shall have the meaning ascribed to such term in the Indentures.

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“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligations, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising under such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to settle or terminate the Hedging Transaction giving rise to such final settlement obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain in settling or terminating such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Obligations” shall mean all obligations pursuant to or in connection with this Agreement (including the Guaranteed Obligations), IMTT-Finco’s obligations under the Loan Agreement, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Loan Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 13.4(d).

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“Patriot Act” shall have the meaning set forth in Section 13.14.

“Payment Office” shall mean with respect to payments hereunder or payments of principal, interest, fees or other amounts relating to the Bonds, the office of the Administrative Agent located at 200 West Second Street, 16th Floor, Winston-Salem, North Carolina 27101, or such other location as to which the Administrative Agent shall have given written notice to the Guarantor Representative, the Trustees and the Lenders, which office must be in the United States of America.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(i)          Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)         statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)         judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)        customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where any Loan Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(vii)       easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties taken as a whole; provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

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“Permitted Investments” shall mean:

(i)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada), in each case maturing within one year from the date of acquisition thereof;

(ii)         commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)        certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof or Canada which has a combined capital and surplus and undivided profits of not less than $500,000,000 or the Canadian Dollar Equivalent thereof;

(iv)        fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)         mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA

“Pro Rata Share” shall mean with respect to any Lender at any time, a percentage, the numerator of which shall be the outstanding principal amount under such Lender’s Bonds, and the denominator of which shall be the sum of all principal amounts outstanding under all of the Bonds.

“Register” shall have the meaning set forth in Section 13.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

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“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment of any substance (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean Lenders (other than the Affiliated Lender) holding more than 50% of the aggregate principal amount of the Bonds.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief banking officer, the chief financial officer, the treasurer or a vice president of any Existing Credit Agreement Borrowers or such other representative of the Existing Credit Agreement Borrowers as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of each Existing Credit Agreement Borrower.

“Restatement Date” means February 15, 2013.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Equity Interests, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Equity Interests, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding.

“Restructure” has the meaning set forth in the seventh WHEREAS clause of the WITNESSETH section hereof.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Sale/Leaseback” shall have the meaning set forth in Section 9.8.

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“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Loan Parties.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, and (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Tax-Exempt Bond Obligations” shall mean the lease or loan obligations of any Loan Party owed to any Governmental Authority that has issued Tax-Exempt Bonds.

“Tax-Exempt Bonds” shall mean tax-exempt bonds issued by any Governmental Authority and supported by a Letter of Credit issued under the Existing Credit Agreement, the proceeds of which are applied to finance the purchase or development of any property that is owned by, or leased back to, a Loan Party.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Trustee” shall mean Wells Fargo Bank, National Association, a national banking association, and any successor trustee under the Indentures.

“Unrestricted Subsidiary” shall mean any Subsidiary of a Loan Party that has been designated in writing by the Guarantor Representative to the Administrative Agent as an “Unrestricted Subsidiary” and is an “Unrestricted Subsidiary” under the Existing Credit Agreement.

“US Dollar”, “Dollar” and the sign “$” shall mean lawful money of the United States of America.

“US Borrowers” shall mean, collectively, International-Matex Tank Terminals and IMTT-Bayonne, each a Delaware general partnership, and “US Borrower” means each of such entities.

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“US Loan Parties” shall have the meaning set forth in the Existing Credit Agreement.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2           Joint and Several Obligations. All representations, warranties, covenants, agreements or obligations contained herein made by or requiring performance on the part of any of the Loan Parties shall be joint and several representations, warranties, covenants, agreements and obligations as the case may be of each Loan Party.

Section 1.3           Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited combined financial statement of the Existing Credit Agreement Borrowers delivered pursuant to Section 7.1(a); provided, that if the Existing Credit Agreement Borrowers notify the Administrative Agent that the Existing Credit Agreement Borrowers wish to amend any covenant in Article VIII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Guarantor Representative that the Required Lenders wish to amend Article VIII for such purpose), then compliance by the Existing Credit Agreement Borrowers with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Existing Credit Agreement Borrowers and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein

Section 1.4           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

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ARTICLE II.

THE BONDS

Section 2.1           Purchase of Bonds. Subject to and upon the terms and conditions herein set forth and the other Loan Documents, and in reliance upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Lender has executed one or more Bond Purchase Agreements pursuant to which it has agreed to purchase Bonds equal to such Lender’s Bond Purchase Commitment.

Section 2.2           Bond Interest and Principal Payments; Interest Rate.

(a)          Accrued and unpaid interest on the Bonds will be due and payable as set forth in the Bonds and the Indentures. The Bonds will be repaid as set forth in the Indentures and the Bonds. The Bonds are subject to optional and mandatory redemption as set forth in the Bonds and the Indentures. The Bonds are subject to optional and mandatory purchase as set forth in the Bonds and the Indentures.

(b)          As set forth in the Indentures, amounts payable under the Indentures and the Bonds as principal and interest shall be paid by the Trustees to the Administrative Agent. Upon receipt of such payments, the Administrative Agent shall pay (i) principal received on a Lender’s Bonds to such Lender as principal on such Bonds and (ii) interest received on a Lender’s Bonds to such Lender as interest on such Bonds.

(c)          Upon receipt of the Compliance Certificate delivered pursuant to Section 7.1(c), the Administrative Agent shall send written notice to the Trustees and the Guarantor Representative of any change in the Applicable Margin (as defined in the Indenture based on any change in the Leverage Ratio as of the most recent Fiscal Quarter then ended which shall be effective on the first day of the next Fiscal Quarter.

(d)          In the event that in any Bonds or any Indentures respecting such Bonds, it is provided that the Bonds may not bear interest at a rate in excess of the Maximum Rate, then the following provisions shall be applicable. If, but for the limitation of the Maximum Rate, the rate of interest payable on any Bonds would exceed the Maximum Rate, then the Loan Parties shall, to the extent permitted by applicable law, pay to the Administrative Agent, on the last day of each month in which the interest rate on the Bonds would have, but for the limit of the Maximum Rate, exceed the Maximum Rate, a fee for the benefit of the Lenders equal to the sum of (A) the difference between (x) the interest that would have been payable to the Lenders if the Bonds had continuously borne interest at the rate of interest provided for in the Bonds, without regard to the Maximum Rate, for the month then ended and (y) the interest actually paid to the Lenders at the Maximum Rate for the month then ended (the “Excess Interest”) and (B) such amount as shall be necessary to reimburse the Lenders for any tax liabilities attributable to receipt of Excess Interest.

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Section 2.3           Mandatory Tender for Purchase of Bonds. Each of the parties hereto acknowledges that the Bonds are subject to mandatory tender for purchase by IMTT-Finco, on February 15, 2018 or such later date as set forth in the Indentures (the “Purchase Date”) at a purchase price of 100% of the outstanding principal amount of the Bonds held by the Lenders plus accrued and unpaid interest to the Purchase Date. On the Purchase Date, IMTT-Finco shall be required to purchase, or cause the purchase of, the Bonds from such Lender on the Purchase Date. Upon receipt of the outstanding principal amount of Bonds held by such Lender and accrued and unpaid interest thereon to the Purchase Date, such Lender shall cause the transfer of its Bonds and assign all of its rights thereunder to IMTT-Finco or its assigns.

Section 2.4           Fees.

(a)          The Loan Parties jointly and severally agree to pay the Administrative Agent, for the benefit of the Lenders, the upfront fees previously agreed upon in writing by the Borrower and the Administrative Agent, which shall be due and payable on the Restatement Date.

(b)          The Loan Parties agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Loan Parties and the Administrative Agent.

(c)          Fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Fees paid shall not be refundable under any circumstances.

Section 2.5           Obligations of Lenders Several. The obligations of the Lenders hereunder to purchase the Bonds are several and not joint. The failure of any Lender to purchase a Bond as required under the applicable Bond Purchase Agreement and in the Loan Documents shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so purchase Bonds consistent with such Lender’s Bond Purchase Commitment.

Section 2.6           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain funds for the purchase of Bonds in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for purchase of Bonds in any particular place or manner.

Section 2.7           Evidence of Debt. The obligation of the Issuers to make payments on the Bonds will be evidenced by individual Bonds issued under the Indentures and payable to the respective Lenders. As set forth in the Indentures and the Bonds, the Issuers have no obligation to make any payment on any Bonds except from funds provided by IMTT-Finco under the applicable Loan Agreement.

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Section 2.8           Additional Bonds. At any time on or after the Restatement Date, any institution that has purchased Additional Bonds may become party to this Agreement as a Lender or, if already a Lender thereunder, increase its Bond Purchase Commitment by executing and delivering to the Administrative Agent a Lender Joinder Agreement substantially in the form attached hereto as Exhibit 2.8. Each Guarantor shall acknowledge and agree to any such Lender Joinder Agreement for the purpose of, inter alia, affirming its guaranty of IMTT-Finco’s obligations under the related Loan Agreement. The Loan Parties shall acknowledge and agree to any such Lender Joinder Agreement for the purpose of reaffirming the representations and warranties set forth herein. None of the Lenders or their affiliates shall have any obligation to purchase Additional Bonds after the Restatement Date without their prior written approval. Neither the Administrative Agent nor the Lead Arranger shall have any responsibility for arranging the purchase of Additional Bonds without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith. Schedule I will be deemed to be revised to reflect the Lenders and their pro rata shares after giving effect to the purchase of Additional Bonds. The conditions set forth in any Bond Purchase Agreement with respect to the purchase of Additional Bonds and the conditions set forth in Section 5.1 hereof with respect to the purchase of Additional Bonds shall have been satisfied prior to any execution and delivery of a Lender Joinder Agreement.

ARTICLE III.

GUARANTY

Section 3.1           Guarantee. Each Guarantor unconditionally guarantees, jointly and severally with the other Guarantors, as a primary obligor and not merely as a surety, for the benefit of the Issuers and the Lenders, the due and punctual payment of (i) all payments due under the Loan Agreements, including, but not limited to, payments due under Section 4.02 thereof, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) any other obligations or payments required to be made by IMTT-Finco under the Loan Agreements (all the monetary and other obligations referred to in the preceding clauses collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed (including, without limitation, any modifications to the Guaranteed Obligations contemplated by the Restructure), in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal (including, without limitation, any modifications to the Guaranteed Obligations contemplated by the Restructure) of any Guaranteed Obligations. Each Guarantor hereby consents to the Restructure.

Section 3.2           Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment or protest to, demand of or payment from the other Loan Parties of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent, any Issuer, any Trustee or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against IMTT-Finco under the provisions of the Loan Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any guarantee or any other agreement, including with respect to any other Guarantor under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent, any Issuer, any Trustee or any Lender.

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Section 3.3           Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuer, any Trustee or any Lender to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent, such Issuer, such Trustee or such Lender in favor of IMTT-Finco or any other Person.

Section 3.4           No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, any Issuer, any Trustee or any Lender to assert any claim or demand or to enforce any remedy under the Loan Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Guaranteed Obligations).

Section 3.5           Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any causes, or the cessation from any cause of the liability of any Loan Party, other than the final and indefeasible payment in full in cash of the Guaranteed Obligations. The Administrative Agent, any Issuer, any Trustee and any Lender may at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any other Loan Party or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against IMTT-Finco or any other Guarantor or guarantor, as the case may be, or any security.

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Section 3.6           Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent, any Issuer, any Trustee or any Lender has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for the benefit of the applicable Lenders, in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent, all rights of such Guarantor against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations and the Bonds. In addition, any indebtedness of any Loan Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Guaranteed Obligations. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Administrative Agent and Lenders and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations and the Bonds, whether matured or unmatured, in accordance with the terms of the Loan Documents.

Section 3.7           Information. Each Guarantor assumes all responsibility for being and keeping itself informed of other Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, the Issuers, the Trustees or the Lenders will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

Section 3.8           Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.6), IMTT-Finco agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, IMTT-Finco shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold to satisfy a claim of any Lender under this Agreement, IMTT-Finco shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 3.9           Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 3.6) that, in the event a payment shall be made by any other Guarantor under this Agreement or assets of any other Guarantor shall be sold to satisfy a claim of any Lender and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the other Guarantors as provided in Section 3.8, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.10, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 3.9 shall be subrogated to the rights of such Claiming Guarantor under Section 3.8 to the extent of such payment.

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Section 3.10         Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section 3.8 and Section 3.9 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations and the Bonds. No failure on the part of IMTT-Finco or any Guarantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

Section 3.11         Savings Clause.

(a)          It is the intent of the parties hereto that each Guarantor’s maximum obligations hereunder shall be but not in excess of:

(i)          in case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Agents or the Lenders) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)         in case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Agents or the Lenders) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)        in case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Issuers, the Trustees, the Administrative Agent or the Lenders) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

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(b)          The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Issuers, the Trustees, the Administrative Agent or the Lenders) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in Section 3.11(a) (i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Issuers, the Trustees, the Administrative Agent or the Lenders), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

(c)          This Section 3.11 is intended solely to preserve the rights of the Administrative Agent, the Issuers, the Trustees and the Lenders hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this Section 3.11 as against the Administrative Agent, the Issuers, the Trustees or the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

ARTICLE IV.

ADDITIONAL PAYMENTS

Section 4.1           Reserved.

Section 4.2           Reserved.

Section 4.3           Increased Costs.

(a)          If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBOR Rate, the Adjusted Non-De Minimis LIBOR Rate or the Taxable Adjusted LIBOR Rate (each as defined in the Bonds) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate, the Adjusted Non-De Minimis LIBOR Rate or the Taxable Adjusted LIBOR Rate); or

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(ii)         impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or the Bonds while bearing interest at the Adjusted LIBOR Rate, the Adjusted Non-De Minimis LIBOR Rate or the Taxable Adjusted LIBOR Rate or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of holding Bonds which bear interest at the Adjusted LIBOR Rate, the Adjusted Non-De Minimis LIBOR Rate or the Taxable Adjusted LIBOR Rate or to reduce the amount received or receivable by such Lender under the Bonds (whether of principal, interest or any other amount), then from time to time, within five (5) Business Days after receipt by the Guarantor Representative of written notice and demand by such Lender (with a copy of such notice and demand to the Administrative Agent), the Loan Parties shall jointly and severally indemnify any such Lender for such additional amount or amounts sufficient to compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s Parent Company) as a consequence of holding the Bonds to a level below that which such Lender or such Lender’s Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s Parent Company with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Guarantor Representative of written demand by such Lender (with a copy thereof to the Administrative Agent), the Guarantors shall jointly and severally indemnify any such Lender for such additional amounts as will compensate such Lender or such Lender’s Parent Company for any such reduction suffered.

(c)          A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s Parent Company, as the case may be, specified in paragraph (a) or (b) of this Section 4.3, and containing a reasonably detailed calculation of such compensation, shall be delivered to the Guarantor Representative (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.3 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 4.4           Taxes.

(a)          Any and all payments by or on account of any obligation of the Loan Parties hereunder or under the Bonds or with respect thereto shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4), the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall make such deductions and (iii) the Loan Parties shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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(b)          In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, in each case within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, on or with respect to any payment by or on account of any obligation of such Loan Parties hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.4) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, together with a reasonably detailed calculation thereof, delivered to the Guarantor Representative by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Loan Parties shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Loan Parties as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower Representative (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Issuer under the Bonds or the Loan Parties hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from US withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Loan Parties hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Loan Parties within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Loan Parties within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower Representative and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower Representative and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower Representative (or any other form of certification adopted by the Internal Revenue Service for such purpose).

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(f)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Section 4.5           Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          The Administrative Agent shall distribute any payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. The Administrative Agent will have no obligation to make any payments to Lenders unless funds to make such payment are received by the Administrative Agent.

(b)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 13.3(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

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(c)          If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Bonds resulting in such Lender receiving payment of a proportion of the aggregate amount of its Bonds and accrued interest thereon greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Bonds of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with its Pro Rata Share, provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 4.6           Waterfall.

(a)          Subject to the provisions of this Agreement, all payments (other than payments described in Section 2.2(b)) made by or on behalf of the Loan Parties before the exercise of any rights arising under Article X, or otherwise, shall be applied by the Administrative Agent in each instance in the following order:

(i)          first, in payment of any amounts due and payable as and by way of recoverable expenses hereunder; and

(ii)         second, in payment of any other Obligations due hereunder ratably among the Lenders in proportion to their Pro Rata Share.

(b)          All payments made by or on behalf of the Loan Parties after the exercise of any rights arising under Article X shall be applied by the Administrative Agent in each instance in the following order:

(i)          first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 4.4) payable to the Administrative Agent in its capacity as such;

(ii)         second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 4.4), ratably among the Lenders in proportion to their Pro Rata Share;

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(iii)        third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Bonds, ratably among the Lenders in proportion to their Pro Rata Share;

(iv)        fourth, to payment of that portion of the Obligations constituting unpaid principal of the Bonds, ratably among the Lenders in proportion to their Pro Rata Share; and

(v)         last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Section 4.7           Mitigation of Obligations. If any Lender requests compensation under Section 4.3, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.4, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for booking its Bonds or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 4.3 or Section 4.4, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Loan Parties jointly and severally agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

ARTICLE V.

CONDITIONS PRECEDENT TO PURCHASE OF BONDS

Section 5.1           Conditions To Effectiveness of this Agreement and the Purchase of Bonds. The amendment and restatement of the Existing Bond Guaranty and Credit Agreement and the obligation of each Lender to purchase Bonds or continue to hold Bonds in either case up to its Bond Purchase Commitment is subject to satisfaction of the following conditions precedent (or waived in accordance with Section 13.2):

(a)          The Administrative Agent shall have received payment of all fees and other amounts due and payable on or prior to the Restatement Date, including reimbursement or payment of other fees and all out-of-pocket expenses of the Administrative Agent and the Lead Arranger (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Loan Parties hereunder, under any other Loan Document and under the Fee Letter and any other agreement with the Administrative Agent or the Lead Arranger.

(b)          (x) No Default or Event of Default shall exist, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since December 31, 2011, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

(c)          The Administrative Agent (or its counsel) shall have received the following, each in form and substance satisfactory to the Administrative Agent:

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(i)          counterparts of this Agreement signed by or on behalf of the Loan Parties, the Administrative Agent and the Lenders or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement or such amendment, as the case may be) that such party has signed a counterpart of this Agreement or Joinder Agreement, as the case may be;

(ii)         any opinions, certificates and other items required under the Indentures, as amended;

(iii)        each Lender has received a Bond executed by the Issuer in favor of such Lender and authenticated by the Trustee in form and substance satisfactory to the Administrative Agent and the Lenders;

(iv)        counterparts of amendments to the Indentures duly executed by the Issuer and the Trustee and in form and substance satisfactory to the Administrative Agent and the Lenders;

(v)         counterparts of amendments to the Loan Agreements, duly executed by the Issuer and IMTT-Finco and in form and substance satisfactory to the Administrative Agent and the Lenders;

(vi)        a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(vii)       certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with a certificate of good standing or existence, as may be available from the Secretary of State (or equivalent) of the jurisdiction of organization of such Loan Party;

(viii)      favorable written opinions of Coleman, Johnson, Artigues & Jurisich, LLC and Phelps Dunbar, LLP, counsel to the Loan Parties, and a favorable written opinion of Heenan Blaikie, Canadian counsel to the Loan Parties, in each case addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Lenders shall reasonably request;

(ix)         an officer’s certificate, dated the Restatement Date and signed by a Responsible Officer of the Loan Parties, certifying that the conditions set forth in Section 5.1(b) have been satisfied;

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(x)          certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired or been terminated, and no investigation or inquiry by any Governmental Authority regarding the Bond Purchase Commitments or any transaction being financed with the proceeds thereof shall be ongoing, or certification that no such consents, approvals, authorizations, registrations and filings and orders are required;

(xi)         copies of (A) the internally prepared quarterly financial statements of the Loan Parties and their Subsidiaries on a combined basis for the Fiscal Quarter ending on September 30, 2012, (B) the audited combined financial statements for the Loan Parties and their Subsidiaries for the Fiscal Year ending December 31, 2011 and (C) financial projections in reasonable detail prepared on an annual basis for the Fiscal Years 2013 through 2017;

(xii)        An opinion of Adams & Reese LLP, bond counsel, customary for transactions of this type, addressed to the Lenders, the Administrative Agent and the Trustee, including an opinion that (i) interest on the Bonds is exempt from federal and Louisiana state income tax, (ii) interest on the Bonds will not be a specific preference item for purposes of the corporate alternative minimum tax, (iii) interest on the Bonds will not be included in the adjusted current earnings in calculating alternative minimum taxable income for certain circumstances and (iv) the Bonds are eligible for the de minimis safe harbor exemption for tax-exempt interest expense of financial institutions under Section 265(b)(7) of the Code, subject to the limitation in Section 265(b)(7)(B) of the Code;

(xiii)       a copy of the Existing Credit Agreement, duly executed by all parties and in form and substance reasonably satisfactory to the Administrative Agent including the extension of the Commitment Termination Date contemplated therein; and

(xiv)      all documentation and other information that the Administrative Agent requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Without limiting the generality of the provisions of this Section 5.1, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that executes this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Restatement Date with respect to any series of Additional Bonds specifying its objection thereto.

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Section 5.2           Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article V, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and each Lender as follows:

Section 6.1           Existence; Power. Each of the Loan Parties and their Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 6.2           Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Loan Parties, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Loan Parties or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 6.3           Governmental Approvals; No Conflicts. The execution, delivery and performance by the Loan Parties of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any Requirements of Law applicable to any Loan Parties or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on any Loan Parties or any of their assets or give rise to a right thereunder to require any payment to be made by any Loan Parties and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

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Section 6.4           Financial Statements. The Existing Credit Agreement Borrowers have furnished to each Lender (i) the audited combined balance sheet of the Loan Parties and their Subsidiaries as of December 31, 2011 and the related combined statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended audited by KPMG, LLP and (ii) the unaudited combined and combining balance sheet of the Loan Parties and their Subsidiaries as of September 30, 2012, and the related unaudited combined and combining statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present the combined financial condition of the Loan Parties and their Subsidiaries as of such dates and the combined results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).

Section 6.5           Litigation and Environmental Matters.

(a)          No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Loan Parties, threatened against or affecting any Loan Parties (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)          Except for the matters set forth on Schedule 6.5, none of the Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, in each case with respect to Environmental Liabilities that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 6.6           Compliance with Laws and Agreements. The Loan Parties and their Subsidiaries are in compliance with all Requirements of Law and all judgments, decrees and orders of any Governmental Authority except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties are in compliance with all indentures, agreements or other instruments binding upon it or its properties, except where noncompliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.7           Investment Company Act, Etc. None of the Loan Parties is (i) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (iii) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

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Section 6.8           Taxes. The Loan Parties and each other Person for whose taxes any Loan Party could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP or where failure to do so would not be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Loan Parties in respect of such taxes are adequate, and no tax liabilities that could have a Material Adverse Effect are anticipated.

Section 6.9           Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation U. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 6.10         ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than $30,000,000, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than $30,000,000.

Section 6.11         Ownership of Property.

(a)          The Loan Parties have good title to, or valid leasehold interests in, all of their real and personal property material to the operation of their businesses taken as a whole, including all such properties reflected in the most recent audited combined balance sheet of the Loan Parties and their Subsidiaries referred to in Section 6.4 or purported to have been acquired by the Loan Parties after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Loan Parties taken as a whole are valid and subsisting and are in full force.

(b)          The Loan Parties own, or are licensed, or otherwise have the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to their businesses taken as a whole, and the use thereof by the Loan Parties does not infringe in any material respect on the rights of any other Person.

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(c)          The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

Section 6.12         Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Loan Parties are subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Loan Parties are required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.13         Labor Relations. As of the date of this Agreement, there are no strikes, lockouts or other labor disputes or grievances against the Loan Parties having a Material Adverse Effect, or, to the knowledge of any Borrower, threatened against or affecting the Loan Parties, and no significant unfair labor practice, charges or grievances are pending against the Loan Parties, or to the knowledge of the Loan Parties, threatened against any of them before any Governmental Authority. All payments due from the Loan Parties pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of any Loan Party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.14         Subsidiaries. Schedule 6.14 sets forth the name of, the Equity Interests of the Loan Parties in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Loan Party or Unrestricted Subsidiary.

Section 6.15         Insolvency. As of the date of this Agreement, after giving effect to the execution and delivery of the Loan Documents and the purchase of the Bonds, none of the Loan Parties will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated. With respect to each Person becoming a Loan Party after the Restatement Date, on the date of, and after giving effect to, the execution and delivery of a Supplement (as defined in Section 7.10 hereof), such Person is not “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

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Section 6.16         OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other US Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.17         Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Bonds will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.18         Other Guarantors. There are no “Guarantors” in connection with the Existing Credit Agreement that are not Guarantors hereunder.

ARTICLE VII.

AFFIRMATIVE COVENANTS

The Loan Parties covenant and agree that so long as any Bonds remain outstanding or any Obligation remains unpaid or outstanding:

Section 7.1           Financial Statements and Other Information. The Existing Credit Agreement Borrowers will deliver to the Administrative Agent and each Lender:

(a)          as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrowers (including, for the avoidance of doubt, the Fiscal Year ending on December 31, 2012), (i) a copy of the annual audited report for such Fiscal Year for the Loan Parties, containing a combined balance sheet of the Loan Parties as of the end of such Fiscal Year and the related combined statements of income, ownership equity and cash flows (together with all footnotes thereto) of the Loan Parties for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by KPMG, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Loan Parties for such Fiscal Year on a combined basis in accordance with GAAP and that the examination by such accountants in connection with such combined financial statements has been made in accordance with generally accepted auditing standards; and (ii) the combining unaudited balance sheet of the Loan Parties as of the end of such Fiscal Year and the related combining unaudited statements of income of the Loan Parties for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by a Responsible Officer of the Guarantor Representative as presenting fairly in all material respects the financial condition and results of operations of the Loan Parties on a combining basis in accordance with GAAP;

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(b)          as soon as available and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of each Fiscal Year), an unaudited combined balance sheet of the Loan Parties as of the end of such Fiscal Quarter and the related unaudited combined statements of income and cash flows of the Loan Parties for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year;

(c)          concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by a Responsible Officer of the Guarantor Representative;

(d)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Loan Parties with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Loan Parties to their equity holders generally, as the case may be;

(e)          promptly following an acquisition for which the Loan Parties wish to include Combined Acquisition EBITDA Adjustments for purposes of calculating the Leverage Ratio required under Section 8.1, quarterly financial statements demonstrating in reasonable detail the historical Combined EBITDA for the trailing four-quarter period attributable to any Person that is acquired by, and itself becomes, a Loan Party, or the business or assets of any Person or operating division or business unit of any Person acquired by a Loan Party; and

(f)          promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of any Loan Party or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Section 7.2           Notices of Material Events. The Loan Parties will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          the occurrence of any Default or Event of Default;

(b)          the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Loan Party, affecting any Loan Party or any Subsidiary thereof which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

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(c)          the occurrence of any event or any other development by which any Loan Party (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)          the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to the Loan Parties in an aggregate amount exceeding $30,000,000;

(e)          the occurrence of any default or event of default, or the receipt by any Loan Party of any written notice of an alleged default or event of default, in respect of any Material Indebtedness of any Loan Party; and

(f)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 7.3           Existence; Conduct of Business. Each Loan Party will do all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 7.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.3.

Section 7.4           Compliance with Laws, Etc. Each Loan Party will comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.5           Payment of Obligations. Each Loan Party will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 7.6           Books and Records. Each Loan Party will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the combined financial statements of the Loan Parties in conformity with GAAP.

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Section 7.7           Visitation, Inspection, Etc. Each Loan Party will permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Guarantor Representative; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 7.8           Maintenance of Properties; Insurance. Each Loan Party will (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

Section 7.9           Use of Bond Proceeds. IMTT-Finco will cause its affiliates to use the proceeds of the Bonds to finance the current and/or past cost of improving and expanding the liquid logistics centers in St. Rose, Louisiana and/or Geismar, Louisiana and/or other Louisiana locations subsequently approved by the Issuer. No part of the proceeds of the Bonds will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 7.10         Additional Subsidiaries.

(a)          If any Subsidiary is acquired or formed by a Loan Party after the Closing Date, the Guarantor Representative will promptly notify the Administrative Agent and, within thirty (30) days after any such Subsidiary is acquired or formed, either (x) the Guarantor Representative will designate such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent or (y) the applicable Loan Party will cause such Subsidiary to become a Guarantor (Loan Party) in accordance with Section 7.10(c).

(b)          If IMTT Holdings (or any Subsidiary of IMTT Holdings that is not a Loan Party) has, acquires or forms a Subsidiary, the Loan Parties may also, at their sole option, declare such Subsidiary to be a Guarantor (and a Loan Party) by causing such Subsidiary to become a Guarantor (and a Loan Party) in accordance with Section 7.10(c).

(c)          A Subsidiary shall become an additional Guarantor by executing and delivering to the Administrative Agent a supplement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent (each, a “Supplement”), accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 5.1(c), and (iii) such other documents as the Administrative Agent may reasonably request. No Subsidiary that becomes a Guarantor shall thereafter cease to be a Guarantor or be entitled to be released or discharged from its Guaranteed Obligations.

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(d)          Once a Person becomes a Loan Party, it cannot thereafter be declared an Unrestricted Subsidiary.

(e)          If either (i) the Guarantor Representative designates a Subsidiary to be an Unrestricted Subsidiary pursuant to Section 7.10(a) or (ii) IMTT Holdings (or any Subsidiary of IMTT Holdings that is not a Loan Party) has, acquires or forms a Subsidiary that does not become a Guarantor pursuant to Section 7.10(b), (1) such Subsidiary shall not be a Loan Party, (2) the affirmative and negative covenants set forth in Articles VII and IX shall not apply to such Subsidiary and (3) the Equity Interests in any such Subsidiary may be pledged to lenders of such Subsidiary.

ARTICLE VIII.

FINANCIAL COVENANTS

The Loan Parties covenant and agree that so long as any Bonds are outstanding or any Obligation remains unpaid or outstanding:

Section 8.1           Leverage Ratio. The Loan Parties will maintain as of the Fiscal Quarter ending December 31, 2012 a Leverage Ratio of not greater than 4.75:1.00 and thereafter will maintain as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2013, a Leverage Ratio of not greater than 5.00:1.00.

Section 8.2           Interest Coverage Ratio. The Loan Parties will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2012, an Interest Coverage Ratio of not less than 3.00:1.00.

Section 8.3           Project EBITDA Adjustments. To include Combined Material Project EBITDA Adjustments for purposes of the Leverage Ratio set forth in Section 8.1, the Loan Parties shall deliver to the Administrative Agent and the Administrative Agent under the Existing Credit Agreement, at least 60 days prior to the date on which the Loan Parties expect to include any Combined Material Project EBITDA Adjustment for purposes of calculating the Leverage Ratio, projections in reasonable detail setting forth such Combined Material Project EBITDA Adjustment for each of the following four consecutive fiscal quarters. The Guarantor Representative shall notify the Administrative Agent as to whether any proposed Combined Material Project EBITDA Adjustment is approved by the Administrative Agent under the Existing Credit Agreement and the amount of such adjustments. The Administrative Agent shall promptly deliver to the Lenders copies of any projections it receives setting forth any proposed Combined Material Project EBITDA Adjustment, and the Administrative Agent shall notify the Lenders of whether any proposed Combined Material Project EBITDA Adjustment has been approved, promptly after receipt of notice from the Guarantor Representative thereof.

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ARTICLE IX.

NEGATIVE COVENANTS

The Loan Parties covenant and agree that so long as any Bonds are outstanding or any Obligation remains unpaid or outstanding:

Section 9.1           Indebtedness and Preferred Equity. The Loan Parties will not create, incur, assume or suffer to exist any Indebtedness, except:

(a)          Indebtedness created pursuant to the Loan Documents and the Existing Credit Agreement (including, without limitation, all bonds purchased under a bond purchase facility established in accordance with the Existing Credit Agreement);

(b)          Indebtedness of the Loan Parties existing on the date hereof and set forth on Schedule 9.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)          Indebtedness of any Loan Party owed to any other Loan Party; provided, however, that Indebtedness of any Canadian Borrower owed to a US Loan Party shall be subject to the limitations described in Section 9.4(g);

(d)          Guarantees by any Loan Party of Indebtedness owed by any other Loan Party; provided, however, that Guarantees by any Loan Party of Indebtedness of any Canadian Borrower shall be subject to the limitations described in Section 9.4(g);

(e)          Indebtedness of any Person which becomes a Loan Party after the date of this Agreement; provided, that such Indebtedness exists at the time that such Person becomes a Loan Party and is not created in contemplation of or in connection with such Person becoming a Loan Party;

(f)          Hedging Obligations permitted by Section 9.9;

(g)          Intercompany Taxable Bond Obligations issued after the Restatement Date in an aggregate amount not to exceed $350,000,000 at any one time outstanding;

(h)          Go-Zone Bond Obligations and Tax-Exempt Bond Obligations issued after the Restatement Date in an aggregate amount not to exceed $300,000,000 at any one time outstanding; and

(i)          other Indebtedness of the Loan Parties to the extent that after giving effect to the incurrence of such Indebtedness, the Loan Parties would be in compliance with Section 8.1; provided, however, that no more than $25,000,000 of the principal amount of such Indebtedness may be secured by Liens permitted under Section 9.2(i).

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Section 9.2           Negative Pledge. The Loan Parties will not create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)          Permitted Encumbrances;

(b)          Liens securing the Obligations;

(c)          any Liens on any property or asset of the Loan Parties existing on the Restatement Date set forth on Schedule 9.2; provided, that such Lien shall not apply to any other property or asset of the Loan Parties;

(d)          any Lien (i) existing on any asset of any Person at the time such Person becomes a Loan Party, (ii) existing on any asset of any Person at the time such Person is merged with or into any Loan Party or (iii) existing on any asset prior to the acquisition thereof by any Loan Party; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Loan Party or the date of such merger or the date of such acquisition;

(e)          extensions, renewals, or replacements of any Lien referred to in paragraphs (b) and (c) of this Section 9.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(f)          Liens on the Equity Interests of Unrestricted Subsidiaries owned by Loan Parties to secure Indebtedness owed by such Unrestricted Subsidiaries;

(g)          Liens on infrastructure improvements made on the property of the Loan Parties in an aggregate amount not to exceed $50,000,000, to the extent covered by the terminalling agreements between the Loan Parties on the one hand and their customers on the other hand, which infrastructure improvements are legally owned by customers of the Existing Credit Agreement Borrowers during the duration of the terminalling agreements but treated as assets of the Loan Parties under GAAP;

(h)          Liens (including capital leases) in favor of the Governmental Authorities issuing Go-Zone Bonds and Tax Exempt Bonds permitted under Section 9.1(h) so long as such Liens only apply to the improvements or facility financed with the proceeds from the issuance of such GO-Zone Bonds and Tax-Exempt Bonds, and capital leases of improvements or facilities by the Loan Parties from Governmental Authorities that issue Intercompany Taxable Bonds permitted under Section 9.1(g) solely to the extent such improvements and facilities are required to be owned by such Governmental Authorities in order to obtain the related ad valorem property tax exemptions;

(i)          Liens on the assets of Loan Parties securing other Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $25,000,000 at any time; and

(j)          Liens on assets of the Loan Parties securing Indebtedness under the Existing Credit Agreement provided that simultaneously with granting such Liens, the Loan Parties grant the same Liens on the same assets to secure the Obligations on a pari passu basis.

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Section 9.3           Fundamental Changes.

(a)          The Loan Parties will not merge into, amalgamate with or consolidate into any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or any material portion of the assets of the Loan Parties taken as a whole (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) any Loan Party may sell, lease, transfer or otherwise dispose of any assets to a US Borrower, and may merge with a US Borrower as long as such US Borrower is the surviving Person, (ii) any Guarantor may sell, lease, transfer or otherwise dispose of any assets to, and may merge with, another Guarantor, (iii) any Canadian Borrower may sell, lease, transfer or otherwise dispose of any assets to, and may merge with, another Canadian Borrower, and (iv) any Loan Party may merge with any Person that is not a Loan Party so long as a Loan Party is the surviving Person and after giving pro forma effect to such merger, no Default or Event of Default would have occurred or be continuing.

(b)          The Loan Parties will not engage in any business other than businesses of the type conducted by the Loan Parties on the Restatement Date and businesses reasonably related thereto.

(c)          The Loan Parties will not create, form, acquire or permit to exist any Subsidiary other than Subsidiaries that become Loan Parties, and Subsidiaries that have been designated as “Unrestricted Subsidiary” in a written notification to the Administrative Agent, in accordance with Section 7.10.

Section 9.4           Investments, Loans, Etc. The Loan Parties will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

(a)          Permitted Investments;

(b)          Investments existing on the Restatement Date and described on Schedule 9.4;

(c)          Investments in or to any US Loan Party;

(d)          loans or advances to employees, officers or directors of the Loan Parties in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time;

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(e)          Hedging Transactions permitted by Section 9.9 and Guarantees of Indebtedness permitted by Section 9.1;

(f)          acquisitions by Loan Parties of assets owned by, or all or substantially all of the Equity Interests of, a Person that is not a Loan Party, so long as (i) the acquired business is in the same line of business as the Loan Parties or a business reasonably related thereto, (ii) after giving pro forma effect thereto, Loan Parties are in compliance with Section 8.1 and 8.2, which shall be recomputed as of the day of the most recently ended Fiscal Quarter (for which financial statements are required to have been delivered) as if such acquisition has occurred as of the first day of each relevant period for testing compliance, and the Guarantor Representative shall have delivered to the Administrative Agent a certificate of the chief financial officer or treasurer to such effect, (iii) before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and all representations and warranties shall be true and correct in all material respects (other than those given only as of an earlier date), (iv) the board of directors (or the equivalent thereof) of such Person whose assets or stock is being acquired has approved the acquisition and (v) the Person so acquired becomes a Loan Party, or the assets so acquired are held by a Loan Party;

(g)          other Investments made after the Restatement Date by Loan Parties in the Canadian Borrowers or Persons that are not Loan Parties which in the aggregate do not exceed $100,000,000 at cost at any time during the term of this Agreement; provided, however, that Investments in Persons that are not Loan Parties under this clause (g) shall not exceed $75,000,000 at cost in the aggregate at any time during the term of this Agreement; and

(h)          Investments in Intercompany Taxable Bonds.

Section 9.5           Restricted Payments; Optional Redemptions of Bonds.

(a)          The Loan Parties will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for Restricted Payments (a) made to any Loan Party and (b) made to any other Person and so long as for purposes of this clause (b), (x) no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is made, or would result therefrom, (y) such Restricted Payments are not prohibited under the dividend policy set forth in sections 4 and 5 of that certain Shareholder’s Agreement dated as of April 14, 2006, as amended, by and among Macquarie Terminal Holdings LLC, Loving Enterprises, Inc., the Voting Trust for Loving Enterprises, Inc., James J. Coleman, Jr., Thomas B. Coleman, Peter D. Coleman and Dian C. Winingder and (z) after giving pro forma effect to the payment of such Restricted Payment, (A) the aggregate amount of cash, cash equivalents and/or committed and unutilized credit facilities of the Loan Parties as of the last day of the most recently ended Fiscal Quarter would be at least $185,000,000 and (B) the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter would not exceed 4.25:1:00; provided, however, that this clause (z) shall only apply with respect to Restricted Payments made by the Loan Parties that are ultimately distributed to the shareholders of IMTT Holdings Inc. (which, for the avoidance of doubt, shall not include repayment of principal and interest by the parent companies of the Loan Parties of certain shareholder loans owed to the Coleman family as of the Restatement Date). The foregoing provision shall not apply to dividends or other distributions with respect to Equity Interests so long as the Existing Credit Agreement is in effect. The Loan Parties will not amend or agree to any waiver or modification of the provisions of Section 9.5 of the Existing Credit Agreement without the prior written consent of the Administrative Agent.

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(b)          The Loan Parties will not optionally redeem any Bonds other than on a pro rata basis among all Bonds.

Section 9.6           Transactions with Affiliates. The Loan Parties will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Parties than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the US Loan Parties not involving any other Affiliates and (c) transactions expressly permitted under Sections 9.1, 9.2, 9.3, 9.4 and 9.5.

Section 9.7           Restrictive Agreements.

(a)          The Loan Parties will not directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, to secure the Obligations, or (b) the ability of any Loan Party to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to the Loan Parties, to Guarantee Indebtedness of the Loan Parties or to transfer any of its property or assets to the Loan Parties; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by the Existing Credit Agreement or any loan documents executed in connection therewith, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Guarantor pending such sale, provided such restrictions and conditions apply only to the Guarantor that is to be sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by (x) documentation for any other Indebtedness that would permit the Obligations to be secured on a pari passu or senior basis to such Indebtedness, (y) any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (z) customary provisions in leases and other contracts restricting the assignment thereof, (iv) clauses (a) and (b) shall not apply to restrictions on pledging or transferring Equity Interests of Unrestricted Subsidiaries, (v) the foregoing shall not apply to the ability any Loan Party to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, to secure Indebtedness created pursuant to the Existing Credit Agreement so long as the Loan Party simultaneously creates a Lien upon the same assets and properties to secure the Obligations on a pari passu basis, and (vi) for so long as the Existing Credit Agreement is in effect, clause (b) above shall not be in effect.

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(b)          The Loan Parties will not amend or agree to any waiver or modification of the provisions of Section 9.7(b) of the Existing Credit Agreement without the prior written consent of the Administrative Agent.

Section 9.8           Sale and Leaseback Transactions. The Loan Parties will not enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (such arrangement, a “Sale/Leaseback”), other than (i) the sale of property of a Loan Party to a Governmental Authority that issues GO-Zone Bonds, Intercompany Taxable Bonds or Tax-Exempt Bonds permitted hereunder and leases said property back to a Loan Party in connection with the issuance of such GO-Zone Bonds, Intercompany Taxable Bonds or Tax Exempt Bonds; and (ii) Sale/Leaseback that involve the sale of up to $10,000,000 of assets in the aggregate. For the avoidance of doubt, lease transactions entered into in connection with the issuance of Indebtedness (without the involvement of an asset sale) do not constitute Sale/Leaseback transactions.

Section 9.9           Hedging Transactions. The Loan Parties will not enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties are exposed in the conduct of its business or the management of its liabilities, and not for speculative purposes. For the avoidance of doubt, a Hedging Transaction entered into (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 9.10         Restrictions on Amendments to Organizational Documents. The Loan Parties will not permit any of the other Loan Parties to, amend or modify the partnership agreements, certificates of incorporation, bylaws and other organizational documents of the Loan Parties in a manner materially adverse to the Administrative Agent or the Lenders.

Section 9.11         Accounting Changes; Fiscal Year. The Loan Parties will not make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the fiscal year of the Loan Parties.

Section 9.12         Tax Status. The Loan Parties will not take any action or suffer any action to be taken by others that will impair the tax-exempt status of the Bonds or qualification of the Bonds for the 2% de minimis safe harbor under Section 265(b)(7) of the Code.

Section 9.13         Trustee. The Loan Parties will not take any action or suffer any action to be taken by others that will cause the Trustee with respect to any Indenture to be a different Person; provided, however, that the Loan Parties may take action to remove the Trustees from all Indentures so long as the substitute Trustee for each Indenture is the same Person.

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ARTICLE X.

EVENTS OF DEFAULT

Section 10.1         Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)          IMTT-Finco shall fail to pay any payments pursuant to the provisions set forth in any Loan Agreement or pay any purchase price of the Bonds on any purchase date when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment, purchase or otherwise; or the Issuers shall fail to make any payment of principal or interest or pay any purchase price of any Bonds on any purchase date on such Bonds when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment, purchase or otherwise; or

(b)          The Guarantors shall fail to pay any Guaranteed Obligations when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise;

(c)          the Loan Parties shall fail to pay any fee or any other amount (other than an amount payable under clause (a) and (b) of this Section 10.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(d)          any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(e)          the Loan Parties shall fail to observe or perform any covenant or agreement contained in Sections 7.1, 7.2, or 7.3 (with respect to the existence of the Loan Parties) or Articles VIII or IX; or

(f)          any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of any Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to the Guarantor Representative by the Administrative Agent or any Lender; or

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(g)          any Loan Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after any required notice has been given and any applicable grace period, in each case as specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after any required notice has been given and any applicable grace period, in each case as specified in the agreement or instrument evidencing or governing such Indebtedness, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h)          any Loan Party shall (i) commence a voluntary case or other proceeding, or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 10.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or any substantial part of its assets, under any federal, provincial, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)          any Loan Party shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)          an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred and are continuing, could reasonably be expected to result in a Material Adverse Effect; or

(l)          any judgment or order for the payment of money in excess of $20,000,000 in the aggregate shall be rendered against any Loan Party, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

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(m)          any non-monetary judgment or order shall be rendered against any Loan Party that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)          a Change in Control shall occur or exist; or

(o)          the occurrence of a default or an “Event of Default” or “Default” (following the expiration of all applicable grace or cure periods) under the Existing Credit Agreement or any of the Loan Documents

then, and in every such event (other than an event with respect to any Existing Credit Agreement Borrower described in clause (h) or (i) of this Section 10.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Guarantor Representative, take any or all of the following actions, at the same or different times: (i) notify the Trustees that an Event of Default exists and pursuant to the Indentures request the Trustees to declare the principal and interest on the Bonds to be due and payable whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, (ii) declare all other Obligations owing hereunder, to be due and payable, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, (iii) proceed directly against any of the Guarantors or other Loan Parties without resorting to any other security or guaranty, whether held by or available to the Administrative Agent or the Lenders, (iv) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the principal and other amounts payable under the Loan Agreements and the Bonds then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

From and after an Event of Default, all amounts owing and unpaid hereunder shall bear interest at the Default Rate.

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ARTICLE XI.

THE ADMINISTRATIVE AGENT

Section 11.1         Appointment of Agent. Each Lender irrevocably appoints Branch Banking and Trust Company as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such subagent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such subagent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.2         Nature of Duties of Agents. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact in respect of the Bonds, the Indentures, the Loan Agreements, the Bond Purchase Agreements or related documents with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Guarantor Representative or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties) concerning all matters pertaining to such duties.

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Section 11.3         Lack of Reliance on the Administrative Agent. The Administrative Agent and the Lenders each acknowledge that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Administrative Agent and the Lenders acknowledge that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.4         Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 11.5         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 11.6         The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender and holder of the Bonds as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in their individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party or any Subsidiary or Affiliate thereof as if it were not the Administrative Agent hereunder.

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Section 11.7         Successor Administrative Agent.

(a)          The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Guarantor Representative. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Guarantor Representative provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)          Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 11.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 11.8         Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement and the Bond Purchase Agreements.

Section 11.9         Withholding Tax.

(a)          To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

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(b)          Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

ARTICLE XII.

AFFILIATED LENDER

Section 12.1         Lender Acknowledgement. Each Lender acknowledges that the Affiliated Lender has purchased Bonds in the aggregate outstanding principal amount of $7,727,709.86.

Section 12.2         Affiliated Lender Rights.

(a)          Notwithstanding anything to the contrary in this Agreement, the Affiliated Lender shall not have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives, (C) require the Administrative Agent or any other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, or (D) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or such other Lender under the Loan Documents.

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(b)          Notwithstanding anything in Section 13.2 or the definition of “Required Lenders” to the contrary, (A) for purposes of determining whether the “Required Lenders” have (I) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (II) otherwise acted on any matter related to any Loan Document, or (III) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the Bonds held by the Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have consented (or not consented), acted or taken any actions (or directed the taking of any actions) and (B) the consent or approval of the Affiliated Lender (in its capacity as the Affiliated Lender and not as a Loan Party) shall not otherwise be required to affect any other amendment, modification, waiver or consent to this Agreement or any other Loan Document.

(c)          Additionally, the Affiliated Lender hereby agrees that if a case under Bankruptcy Code of the United States is commenced against any Loan Party, the Affiliated Lender shall consent to provide that the vote of the Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall be deemed to be without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not an Affiliated Lender. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1         Notices.

(a)          Written Notices.

(i)          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

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To any of the Loan Parties:	International-Matex Tank Terminals
321 St. Charles Avenue
New Orleans, Louisiana 70130
Attention: John Siragusa
Telecopy Number: (504) 525-0599

With a copy to:	Coleman, Johnson, Artigues & Jurisich
321 St. Charles Avenue
New Orleans, Louisiana 70130
Attention: Senior Partner
Telecopy Number: (504) 525-9464

To the Administrative Agent:	Branch Banking and Trust Company
200 West 2nd Street, 16th Floor
Winston-Salem, North Carolina 27101
Attention: Chris Verwoerdt
Telecopy Number: (336) 733-2740

With a copy to:	Moore & Van Allen PLLC
100 North Tryon Street
Charlotte, North Carolina 28202
Attention: J. Richard Hazlett
Telecopy Number: (704) 409-5655

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 13.1.

(ii)         Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Guarantor Representative. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Guarantor Representative to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Loan Parties or any other Person on account of any action taken or not taken by the Administrative Agent and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Loan Parties to repay the Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

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(b)          Electronic Communications.

(i)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Loan Parties may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)         Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 13.2         Waiver; Amendments.

(a)          No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party, the Administrative Agent, any Issuer, any Trustee or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 13.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the extension of credit by a Lender shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

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(b)          No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties and the Required Lenders or the Loan Parties and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and (B) no amendment or waiver of any provision of the Bonds, the Indentures, the Loan Agreements and the Bond Purchase Agreements shall be consented to by the Administrative Agent without the consent of the Required Lenders; provided, that no amendment or waiver shall: (i) reduce the principal amount of any Bond or reduce the rate of interest on any Bond, or reduce any fees payable hereunder, without the written consent of each Lender, (ii) postpone the date fixed for any payment of any principal of, or interest on, any Bond or any fees hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender, (iii) change Section 4.5(b) or 4.6 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iv) change any of the provisions of this Section 13.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (v) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vi) release all or substantially all collateral securing any of the Obligations, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Loan Parties and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Lender shall no longer hold any Bonds (but such Lender shall continue to be entitled to the benefits of Section 13.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it under this Agreement.

Section 13.3         Expenses; Indemnification.

(a)          The Loan Parties shall jointly and severally pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the Bonds provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or the Loan Documents, including its rights under this Section 13.3, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of this Agreement or the Loan Documents.

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(b)          Reserved.

(c)          The Loan Parties shall jointly and severally indemnify the Administrative Agent (and any subagent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the issuance and sale of the Bonds and the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the loan of the proceeds of the Bonds to IMTT-Finco or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(d)          The Loan Parties shall jointly and severally pay, and hold the Administrative Agent and the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement, the Bonds and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

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(e)          To the extent that the Loan Parties fail to pay any amount required to be paid to the Administrative Agent under clauses (a), (b), (c) or (d) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(f)          To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Bonds or the use of proceeds thereof.

(g)          All amounts due under this Section 13.3 shall be payable promptly after written demand therefor.

Section 13.4         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee of such Lender’s Bonds (but only to the extent of such Lender’s Bonds transferred to such assignee) and in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation of such Lender’s Bonds (but only to the extent of such Lender’s Bonds participated to such participant) and in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject in such Lender’s Bonds to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          In connection with an assignment of a Lender’s Bonds, such Lender shall assign to the assignee of such Lender’s Bonds all or a portion of its rights and obligations under this Agreement; provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Bonds at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

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(B)         in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Bonds being assigned shall not be less than $10,000,000, unless each of the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the Guarantor Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Compliance with Indenture. Any transfer of the Bonds shall comply with the requirements of the Indenture.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Guarantor Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) a Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction; provided, that, the Guarantor Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender; and

(iv)        Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 4.4 if such assignee is a Foreign Lender.

(v)         No Assignment to Loan Parties. No such assignment or other transfer of rights hereunder shall be made to any Loan Party or any Affiliates or Subsidiaries thereof or any direct or indirect subsidiaries of Macquarie Group Limited or any funds or similar investment vehicles managed thereby.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 13.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.3, 4.3 and 4.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 13.4. If the consent of the Guarantor Representative to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Guarantor Representative shall be deemed to have given its consent ten (10) days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Guarantor Representative, unless such consent is expressly refused by the Guarantor Representative prior to such tenth day.

(c)          The Administrative Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Winston-Salem, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of each Lender and the principal amount of the Bonds owing to each Lender (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Guarantor Representative at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as the agent of the Loan Parties solely for tax purposes and solely with respect to the actions described in this Section, and the Guarantors jointly and severally agree that, to the extent Branch Banking and Trust Company serves in such capacity, Branch Banking and Trust Company and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d)          Without the consent of, or notice to, the Administrative Agent, but with the consent of the Guarantor Representative (such consent not to be unreasonably withheld or delayed) and only in connection with the sale of a participation in such Lender’s Bonds, a Lender may at any time sell participations to any Person (other than a natural person, the Loan Parties or any of the Affiliates or Subsidiaries thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the Bonds and (iv) no consent of the Guarantor Representative shall be required at any time that a Default or Event of Default has occurred and is continuing or in connection with the sale of a participation to a Lender, an Affiliate of a Lender or an Approved Fund.

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(e)          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the principal amount of the Bonds so participated without the written consent of such Lender, (ii) reduce the principal amount of any Bonds so participated or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, the Bonds so participated or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iv) change Section 4.5(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 13.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of such guaranty agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 13.4, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 4.3 and 4.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.7 as though it were a Lender, provided such Participant agrees to be subject to Section 4.5 as though it were a Lender.

(f)          A Participant shall not be entitled to receive any greater payment under Section 4.3 and Section 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Guarantor Representative’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.4 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.4(e) as though it were a Lender.

(g)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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Section 13.5         Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b)          Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)          Each Loan Party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 13.5 and brought in any court referred to in paragraph (b) of this Section 13.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

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Section 13.6         WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT, THE BONDS OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.7         Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights (subject to Section 4.5 hereof), each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Loan Parties, any such notice being expressly waived by each Loan Party to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Loan Parties at any time held or other obligations at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all Obligations held by such Lender, as the case may be, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Guarantor Representative after any such set-off and any application made by such Lender, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to comply with the provisions of Section 4.5(b) in connection with any set-off.

Section 13.8         Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of executed signature pages to any Loan Document by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart thereof.

Section 13.9         Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the purchase of the Bonds, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Bonds or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 4.3, 4.4, and 13.3 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Bonds or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the issuance and purchase of the Bonds.

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Section 13.10         Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.11         Confidentiality. Each of the Administrative Agent and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Loan Parties, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 13.11, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Loan Parties, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (vi) subject to provisions substantially similar to this Section 13.11, to any actual or prospective assignee or Participant, or (vii) with the consent of the Guarantor Representative. Any Person required to maintain the confidentiality of any information as provided for in this Section 13.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 13.12         Reserved.

Section 13.13         Waiver of Effect of Corporate Seal. Each of the Loan Parties represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by the Loan Parties under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 13.14         Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each other Loan Party to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

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Section 13.15         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof, of any other Loan Document), the Borrower, the Guarantors and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement  provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, the Guarantors, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower, the Guarantors and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower, the Guarantors and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and  by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Guarantors, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, the Guarantors, any other Loan Party or any of their Affiliates  with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Guarantors, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to  the Borrower, the Guarantors any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower, the Guarantors and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.16         Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, North Carolina 28202-4003. The Loan Parties acknowledge and agree that they have delivered, with the intent to be bound, the executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 5.1, to the Administrative Agent, c/o Moore & Van Allen PLLC.

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Section 13.17         Amendment and Restatement. Effective upon satisfaction of the conditions set forth in Section 5.1, this Agreement amends, restates, supersedes and replaces the Existing Bond Guaranty and Credit Agreement in its entirety. This Agreement constitutes an amendment and restatement of the Existing Bond Guaranty and Credit Agreement and is not, and is not intended by the parties to be, a novation of the Existing Bond Guaranty and Credit Agreement. All rights and obligations of the parties shall continue in effect, except as otherwise expressly set forth herein. Without limiting the foregoing, no Default or Event of Default existing under the Existing Bond Guaranty and Credit Agreement as of the Restatement Date shall be deemed waived or cured by this amendment and restatement thereof, except to the extent that such Default or Event of Default would not otherwise be a Default or Event of Default hereunder after giving effect to the provisions hereof. The Bond Purchase Commitments of the Lenders under this Agreement after giving effect to this amendment and restatement are set forth on Schedule II. All references in the other Loan Documents to the Guaranty and Credit Agreement shall be deemed to refer to and mean this Agreement, as the same may be further amended, supplemented, and restated from time to time.

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[SIGNATURE PAGE TO GUARANTY AND CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

IMTT-FINCO, LLC

By:	/s/ John Siragusa
John Siragusa
Senior Vice President-Treasurer,
Chief Financial Officer

By:	/s/ Gerard R. Adam
Gerard R. Adam
Chief Accounting Officer

IMTT-QUEBEC INC.

By:	/s/ John Siragusa
John Siragusa
Senior Vice President-Treasurer,
Chief Financial Officer

By:	/s/ Gerard R. Adam
Gerard R. Adam
Chief Accounting Officer

IMTT-NTL, LTD

By:	/s/ John Siragusa
John Siragusa
Senior Vice President-Treasurer,
Chief Financial Officer

By:	/s/ Gerard R. Adam
Gerard R. Adam
Chief Accounting Officer

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INTERNATIONAL-MATEX TANK TERMINALS
IMTT-BAYONNE
IMTT-VIRGINIA
IMTT-GRETNA
IMTT-BC
IMTT-PIPELINE
IMTT-BX
IMTT-RICHMOND-CA
IMTT-ILLINOIS
IMTT-PETROLEUM MANAGEMENT
IMTT-GEISMAR

By:	/s/ John Siragusa
John Siragusa
Senior Vice President-Treasurer,
Chief Financial Officer

By:	/s/ Gerard R. Adam
Gerard R. Adam
Chief Accounting Officer

EAST JERSEY RAILROAD AND TERMINAL
COMPANY
BAYONNE INDUSTRIES, INC.

By:	/s/ John Siragusa
John Siragusa
Senior Vice President-Treasurer,
Chief Financial Officer

By:	/s/ Gerard R. Adam
Gerard R. Adam
Chief Accounting Officer

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OIL MOP, L.L.C.

By:	/s/ John Siragusa
John Siragusa
Senior Vice President-Treasurer,
Chief Financial Officer

By:	/s/ Gerard R. Adam
Gerard R. Adam
Chief Accounting Officer

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BRANCH BANKING AND TRUST COMPANY,
Individually and as Administrative Agent

By:	/s/ Christopher E. Verwoerdt
Name:	Christopher E. Verwoerdt
Title:	Senior Vice President

Address:

Branch Banking and Trust Company

200 West 2nd Street, 16th Floor

Winston-Salem, North Carolina 27101

Attention: Chris Verwoerdt

Telecopy Number: (336) 733-2740

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JPMORGAN CHASE BANK, N.A.

By:	/s/ Donald K. Hunt
Donald K. Hunt
Officer

Address:

JPMorgan Chase Bank, N.A.

201 St. Charles Avenue, 28th Floor

New Orleans, Louisiana 70170

Attention: Donald Hunt

Telecopy Number: (504) 623-1915

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DNB BANK ASA

By:	/s/ Cathleen Buckley
Name:	Cathleen Buckley
Title:	Senior Vice President

By:	/s/ Kjell Tore Egge
Name:	Kjell Tore Egge
Title:	Senior Vice President

Address:

DNB Bank ASA

200 Park Avenue, 31st Floor

New York, New York 10166

Attention: Giacomo Landi

Telecopy Number: (212) 681-3900

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REGIONS BANK

By:	/s/ Christian White
Name:	Christian White
Title:	Senior Vice President

Address:

Regions Bank

1900 5th Avenue North

Birmingham, Alabama 35203

Attention: Christian White

Telecopy Number: (205) 801-0157

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FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/ Bob Nieman
Name:	Bob Nieman
Title:	Senior Vice President

Address:

First Tennessee Bank National Association

165 Madison Avenue, 10th Floor

Memphis, Tennessee 38103

Attention: Steve Havard

Telecopy Number: (901) 523-4206

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IMTT-FINCO, LLC, as Affiliate Lender

By:	/s/ John Siragusa
John Siragusa
Senior Vice President-Treasurer,
Chief Financial Officer

By:	/s/ Gerard R. Adam
Gerard R. Adam
Chief Accounting Officer

Address:

IMTT-FINCO, LLC

321 St. Charles Avenue

New Orleans, Louisiana 70130

Attention: John Siragusa

Telecopy Number: (504) 525 0599

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Schedule I

BOND PURCHASE COMMITMENTS

Lender	Amount of Commitment for Purchase of Bonds

Series 2010A Bonds

Branch Banking and Trust Company	$43,319,484.63
DNB Bank ASA	$23,069,298.69
Regions Bank	$19,866,057.90
First Tennessee Bank National Association	$4,316,172.86
IMTT-Finco, LLC	$5,694,506.91

Series 2010A Sub-Total	$96,265,520.99

Series 2010B Bonds

Branch Banking and Trust Company	$16,120,117.53
JPMorgan Chase Bank, N.A.	$45,713,766.56
DNB Bank ASA	$6,930,701.31
Regions Bank	$5,133,942.10
First Tennessee Bank National Association	$10,683,827.14
IMTT-Finco, LLC	$2,033,202.95

Series 2010B Sub-Total	$86,615,557.59

Combined Total	$182,881,078.58

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